EXHIBIT 99.1

March 2009

Dear Fellow Shareholders:

I would like to take this opportunity to bring you up to speed on Winland’s results for the fourth quarter of 2008.

As I have in the past, in this letter I will focus primarily on a few observations about our financial results, as well as the primary drivers behind our operating performance and the ways we are approaching the current economic climate.

Let’s start with the results.  Our financial results this quarter continued to improve.  Revenue in an extremely difficult economic environment increased modestly over the fourth quarter of 2007.  Earnings were essentially flat relative to a year ago.  Again, this is a net positive in our minds given the current operating environment, particularly for some of our customers.

Equally important, our working capital remains strong, and our gross margins are stable.  I’m greatly encouraged by our results and the progress we continue to make.

This has been a pivotal year in Winland’s history.  In the past 12 months, we’ve addressed virtually every aspect of our business.  By implementing process improvements, we’ve addressed our costs throughout the company, raw materials, warranty expense, inventory costs, administrative, direct and indirect labor, and so on.

We’ve taken out waste and inefficiencies across the board.  We’ve become more efficient in the way we quote business, in the way we introduce customers’ new products into manufacturing, manage programs and communicate with our employees, customers, and suppliers.  We’ve also addressed our company’s organization, building a team of top-notch professionals, most with 15 to 20 years in the EMS space, to lead all these efforts.

In previous announcements, we shared with you the magnitude of operational improvements we introduced, essentially starting at the beginning of our supply chain and working our way through to shipment of the finished product.

Gross margin, which was 13.9 percent in the fourth quarter, continue the trend that fell into place in the third quarter, up from 9.8 percent in the second quarter and 8.7 percent in the first quarter of 2008.

We’ve put into place various practices that have improved our past yields, improved our direct labor efficiencies, and decreased the cost of expediting raw material and finished goods.  And these are all measures that have played a significant role in our overall profitability.

We’ve improved both our balance sheet and income statements by decreasing our obsolete and excess inventory expense, and decreasing our warranty costs.  Specifically, we cut warranty costs on a year-over-year basis by 56 percent, and our inventory balance is down 7.8 percent.

Finally, we’ve wrung additional costs out of our freight expenses, our routine general and administrative expenses, and our external audit process.  All of this combined, especially in the second half of the year, has had a positive impact on every aspect of our financial performance, improving our P&L, our balance sheet, and perhaps most important in this day's economy, our day-to-day cash flow and working capital.

Our Lean Six Sigma efforts and other process improvements throughout the year have reduced costs to Winland and, at the same time, improved results for customers.  Every improvement initiative we have taken has been designed to go beyond the traditional customer metrics of cost, quality, and delivery by earning and building true partnerships based on trust, and complete confidence in the manufacturing, engineering, and supply chain solutions we deliver to our customers.

This includes everything from improving the way we turn around quotes to existing and prospective customers to the redesign of processes related to building prototypes and smoothly and efficiently transitioning customers’ new products from engineering to manufacturing.

All these improvements wouldn’t be possible if we weren’t able to measure and monitor areas of improvement.  In the past year, we have substantially enhanced our access to timely, relevant data that allows us to monitor our improvements in quality and efficiency, making adjustments as necessary.

We have also made big improvements in our document control process, allowing us to manage all design and documentation changes to optimize quality, cost, customer delivery and, ultimately, profitability.

As mentioned earlier, to help make all this happen we significantly strengthened our management team.  We’ve hired two Senior Program Managers, a new Vice President of Operations and Supply Chain, a Senior Manufacturing Engineer, and we’ve promoted our existing Test Engineering Manager to Director of Operations.

To drive top line sales, as well as our broader customer and industry diversification process, we’ve hired a new Vice President of Sales, as well as two Regional Sales Managers for our proprietary business.

These individuals bring to your company the experience and industry best practices that are necessary to acquire and retain customers who will entrust their complex manufacturing, engineering, and supply chain needs to Winland.

Combined, all these efforts have had a big impact on our business, and both our employees and our customers have noticed.  Since assuming this role about a year ago, I’ve seen this business change for the better on an almost daily basis.  And moving forward, I can say that, in spite of the tough economic conditions, that Winland Electronics has more momentum, better business prospects, and a stronger business model than it ever has before.

As I look forward, I’m excited about our opportunities and believe that 2009 and beyond will bring continued success and further evidence that we’re moving in the right direction.

Sincerely,

Thomas J. de Petra
President and Chief Executive Officer